UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE GEO GROUP, INC.
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4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

SUPPLEMENTAL MATERIALS DATED MAY 6, 2020 TO

PROXY STATEMENT DATED APRIL 9, 2020

These supplemental materials are being filed to supplement the definitive proxy statement (the “Proxy Statement”) filed by The GEO Group, Inc. (“GEO” or the “Company”) for its 2020 Annual Meeting of Shareholders which was filed with the Securities and Exchange Commission on April 9, 2020. Specifically, it supplements the disclosure included in the Proxy Statement relating to Proposal 1: Election of Directors to address certain shareholder voting recommendations published by Institutional Shareholder Services Inc. (“ISS”) on May 4, 2020.

With respect to Proposal 1, ISS has withheld its recommendation on the election of the following directors: Ms. Julie Myers Wood and Messrs. Jose Gordo, Scott Kernan and George C. Zoley based on its assessment that under ISS independence standards, the GEO Board of Directors (the “Board”) is not comprised of a majority of independent directors. In light of ISS’ recommendations, we would like to highlight the following additional information:

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Effective June 1, 2020, applying the independence standards of both the New York Stock Exchange (“NYSE”) and ISS, Jose Gordo will be an independent director. Mr. Gordo will be an independent director as a result of his not receiving any compensation from GEO nor having any material affiliation or transaction with GEO, nor having any family relationship with any director, officer or employee of GEO during the three years preceding June 1, 2020. The Board considered that Mr. Gordo previously provided advisory services to GEO for which he last received payment in May of 2017 and concluded this was not a material relationship and it would not impair Mr. Gordo’s ability to make independent judgments as a Board member. Moreover, as of June 1, 2020, Mr. Gordo will not have any employment, affiliation, or transaction with GEO that would disqualify him under NYSE independence standards and he will not have any on-going employment, affiliation, or transaction with GEO under ISS independence standards. After taking into account Mr. Gordo’s independence as of June 1, 2020, our Board of Directors will be comprised of six independent directors out of a total of eight directors, or 75% of our Board of Directors, under NYSE standards, and five independent directors out of a total of eight directors, or 62.5% of our Board of Directors, under both NYSE and ISS independence standards.

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There are currently no meetings of the Board of Directors scheduled to occur prior to June 1, 2020 and therefore no Board action is contemplated to occur prior to the Board being comprised of a majority of independent directors under both NYSE and ISS standards.

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As of April 9, 2020, the date of our Proxy Statement, our Board of Directors had determined applying the NYSE’s independence standards that the following five directors out of our eight directors, or 62.5%, are independent: Anne N. Foreman, Richard H. Glanton, Guido Van Hauwermeiren, Christopher C. Wheeler and Julie Myers Wood.

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As disclosed in the Proxy Statement, Guidepost Solutions, LLC (“Guidepost”), Ms. Wood’s current employer, has a consulting agreement with B.I. Incorporated, one of the Company’s subsidiaries. For the year ended December 31, 2019, Guidepost was paid $180,000 in the aggregate, or $15,000 per month, pursuant to the consulting agreement. The applicable NYSE requirement to assess Ms. Wood’s independence is Section 303A.02(b)(v) of the NYSE Listed Company Manual which would prevent the Board from concluding a director is independent if “The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.” The $180,000 received by Guidepost is significantly and materially below the $1 million threshold and constitutes less than one-third of 1% of Guidepost’s annual gross revenues. The Board considered Guidepost’s relationship to the Company and concluded that it was not a material relationship and it would not impair Ms. Wood’s ability to make independent judgments as a Board member. The Board has considered Ms. Wood an independent director since 2014.

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Messrs. Kernan and Zoley are not independent directors but we believe they each bring invaluable experience, skills and perspectives to our Board of Directors. As further detailed in the Proxy Statement, Mr. Kernan brings to the Board of Directors his expertise and his prior experience with the California Department of Corrections and Rehabilitation for almost 30 years. As further detailed in the Proxy Statement, Mr. Zoley brings a unique and critical perspective to the Board as GEO’s founder with his knowledge of the Company and its industry and his experience and leadership at the Company for more than 35 years.

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We believe our Board of Directors collectively has the right mix of educational background, professional experience, character, skills, commitment, and diversity (construed broadly to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics) to effectively lead our Board of Directors and its standing committees, the Audit and Finance Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee, the Corporate Planning Committee, the Operations and Oversight Committee, the Legal Steering Committee and the Independent Committee, and maximize shareholder value. We encourage you to review the biographies of our directors set forth in Proposal 1 of the Proxy Statement.

The Board of Directors unanimously recommends a vote “FOR” each of the eight nominees for director listed in Proposal 1.

These supplemental materials contain important additional information and should be read in conjunction with the Proxy Statement. You can view our Proxy Statement dated April 9, 2020 and our Annual Report for the year ended December 31, 2019 (collectively, the “Proxy Materials”) at www.proxyvote.com.

Your vote is very important to us. Whether or not you plan to attend the meeting virtually, your shares should be represented and voted. After reading these supplemental materials and the proxy statement, please vote your shares as soon as possible. We appreciate and thank you for your continued support of The GEO Group, Inc.